Exhibit 10.1

Independent Contractor Agreement

By and Between HITCHAIN INC. and PLANTHOLT ADVISORY GROUP LLC

WHEREAS, Company desires to engage PLANTHOLT ADVISORY GROUP LLC, with Dustin Plantholt serving as the designated Key Person responsible for personally performing the Services, and Contractor desires to accept such engagement on the terms set forth herein;

WHEREAS, Company contracted with Midnight on a three-phase implementation project to a.) establish a secure backend infrastructure for an AI-powered benefits counselor entitled “AskTim;” b.) integrate a TypeScript-based Health Data SDK using Midnight’s ZKP protocol to enable selective disclosure, and ensure production readiness through testing and security audits; and c.) leverage the Midnight Network to integrate zero-knowledge proof (ZKP) technology into AskTim;

WHEREAS, Company requires a contractor with technical and project management capabilities necessary to ensure deliverables are produced, milestones are met on time, integrated within the Company’s systems, and meet performance expectations;

WHEREAS, Company requires the Contractor to perform all work alongside Health In Tech, Inc. employees and subcontractors on Company computer systems;

WHEREAS, the Parties expressly acknowledge that the Contractor has the relevant technical and project management and internal support of Health In Tech, Inc. employees and subcontractor(s) to ensure deliverables are produced, milestones are met on-time and integrated within the Company’s systems that meet performance expectations.

NOW, THEREFORE, the parties, intending to be legally bound, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.	Engagement; Scope; Exhibits

1.1       Engagement. Company engages Contractor to perform the services described in Exhibit A (Scope), and such other services as may be reasonably requested by Company from time to time, subject to mutual agreement on any material changes to scope, timeline, or fees (which may be documented through a written change order, statement of work, or similar written amendment). Contractor accepts such engagement.

1.2       Independent Status. Contractor is an independent contractor and not an executive, employee, agent, joint venturer, or partner of Company. Contractor acknowledges and agrees that, as an independent contractor, Contractor shall not be eligible for, and shall not participate in, any benefit plans or programs provided by Company to its employees.

1.3       No Authority to Bind. Contractor has no authority to bind Company or incur obligations on Company’s behalf without prior written authorization by an authorized Company officer.

1.4       Non-Exclusivity. This engagement is non-exclusive. Contractor may provide services to other clients, subject to Section 10 (Conflicts; Outside Work).

2.	Term; Termination; Performance-Based Retention

2.1       Term. The term begins on the Effective Date and continues open-ended, unless earlier terminated per this Section 2.

2.2       Termination for Convenience. Either Party may terminate for convenience upon 10-days’ written notice.

2.3       Termination for Cause. Either Party may terminate this Agreement immediately upon written notice for a material breach that is not cured within three (3) days after written notice, or upon insolvency, fraud, or illegal conduct by the other Party. For purposes of this Section, “cause” includes, without limitation: (a) Contractor’s failure or refusal to actively perform and make reasonable progress on assigned projects; (b) failure to meet agreed milestones; (c) failure to meet target dates or delivery schedules; or (d) failure to perform Services in accordance with the requirements of this Agreement or Exhibit A. The Parties acknowledge that such failures constitute material breach.

2.4       Performance-Based Renewal/Extension. Company may renew or extend this Agreement for assignments if the performance metrics in Exhibit A, Section 3 are met. Failure to meet those metrics permits non-renewal or termination for convenience without additional liability beyond accrued, undisputed fees through the effective date of termination.

2.5       Effect of Termination. Upon termination, Company will pay undisputed fees for accepted deliverables performed through the termination date, limited by the time period specified in Attachment A. Contractor will promptly return or destroy Company Confidential Information.

3.	Services; Deliverables; Acceptance

3.1       Services. Contractor will perform the Services described in Exhibit A in a professional and workmanlike manner consistent with industry standards.

3.2       Control of Work. Contractor will determine the manner and means of performing the Services, subject only to the milestones, specifications, acceptance criteria, security requirements, and other requirements expressly set forth in this Agreement and Exhibit A. To the extent Company provides access to Company systems, credentials, hardware, software, or other tools, Contractor will use them solely as authorized by Company and in accordance with Company policies. Contractor may coordinate with Company personnel and subcontractors as reasonably necessary to perform the Services, but nothing in this Agreement will be construed to give Company the right to control the manner and means by which Contractor performs the Services.

3.3       Acceptance. Deliverables will be deemed accepted upon Company’s written acceptance or automatically deemed accepted if Company does not provide written notice of rejection specifying the material deficiencies within fifteen (15) business days after delivery.

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4.	Compensation; Expenses; Taxes

4.1       Fees. Company will pay Contractor the fees set forth in Exhibit A for accepted deliverables, limited to the defined period specified in Exhibit A. The monthly independent contractor compensation is $28,333.33 per month.

4.2       Invoice; Payment. Contractor will invoice monthly (or upon acceptance, as designated in Exhibit A). Company will pay undisputed amounts within 30 days. Late payments accrue interest at [1.0]% per month or the maximum permitted by law, whichever is lower.

4.3       Expenses. Pre-approved, reasonable out-of-pocket expenses will be reimbursed at cost upon submission of receipts.

4.4       Equity Grant. As additional consideration for the services to be provided under this Agreement, Contractor will be granted an award of 500,000 restricted shares of the Company’s common stock (the “Restricted Stock Award”) pursuant to, and subject to the terms and conditions of, the HITchain, Inc. Equity Incentive Plan (as may be amended from time to time, the “Plan”) and a Restricted Stock Award Agreement to be entered into between Contractor and the Company. The vesting schedule and all other terms and conditions applicable to the Restricted Stock Award shall be as set forth in the Plan and the applicable Restricted Stock Agreement.

4.5       Taxes and Withholding. Contractor’s annual income will be reported on a IRS Form 1099. Contractor is solely responsible for all taxes, filings, and withholdings related to compensation under this Agreement. Company will not withhold, and Contractor will not be eligible for, payroll taxes, unemployment contributions, or employee benefits.

5.	Personnel; Subcontracting; Key Person

5.1       Key Person. Contractor acknowledges that Dustin Plantholt is the designated Key Person for performance of the Services. The Services must be performed personally by Dustin Plantholt, and neither Contractor nor Dustin Plantholt may delegate, substitute, or assign Dustin Plantholt’s performance to any other individual without Company’s prior written consent.

5.2       Subcontracting is permitted only after receiving Company’s prior written consent, and no subcontractor may perform any portion of the Services that, in Company’s reasonable judgment, requires the personal performance of Dustin Plantholt.

5.3       Key Person will work with Health In Tech, Inc. employees but will not supervise or direct Health In Tech, Inc. employees or make personnel decisions for Company.

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6.	Confidentiality; Data Security

6.1       Confidential Information. “Confidential Information” means all non-public, proprietary, or sensitive information disclosed or made available by or on behalf of a Party, whether in oral, written, electronic, visual, or other form, that a reasonable person would understand to be confidential or that is designated as confidential. Confidential Information includes, without limitation, the disclosing Party’s business plans, customer and prospect information, pricing, finances, contracts, product roadmaps, technical specifications, source code, object code, software, data models, algorithms, architecture, system designs, security procedures, audit results, credentials, documentation, trade secrets, work product, inventions, research, development, marketing information, and any information relating to the Company’s or its affiliates’ systems, networks, platforms, products, services, operations, personnel, contractors, vendors, or legal and regulatory matters. For the avoidance of doubt, Confidential Information includes all non-public information relating to the AskTim platform, the Midnight implementation, the Health Data SDK, zero-knowledge proof integration, production environment, security testing, and any protected health information, personal data, or other regulated data accessed, processed, stored, or transmitted in connection with the Services. Confidential Information also includes the fact that such information was disclosed, the terms of this Agreement, and any analyses, notes, summaries, copies, extracts, or derivatives prepared from Confidential Information. Confidential Information does not include information that the receiving Party can demonstrate by competent written records: (a) is or becomes public through no breach of this Agreement; (b) was lawfully known to the receiving Party without restriction before disclosure by the disclosing Party; (c) is lawfully received from a third party without breach of any obligation of confidentiality; or (d) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information. A disclosure of Confidential Information in aggregated or de-identified form does not lose its confidential status if the underlying information is otherwise Confidential Information.

6.2       Each Party may receive Confidential Information from the other. The receiving Party will use the Confidential Information solely to perform obligations or exercise rights under this Agreement and will protect such Confidential Information using at least the same degree of care it uses to protect its own confidential information of similar sensitivity, but in no event less than reasonable care. The receiving Party will not disclose Confidential Information except to its employees, contractors, agents, and professional advisers who have a need to know such information for purposes of this Agreement and who are bound by confidentiality obligations at least as protective as those in this Agreement. The receiving Party will remain responsible for any breach of this Section by any person to whom it discloses Confidential Information. The receiving Party may disclose Confidential Information only to the extent required by law, regulation, or valid legal process, subject to Section 6.3. Exclusions apply for information that is public, independently developed, or rightfully obtained from a third party.

6.3       Required Disclosure. If legally required to disclose Confidential Information, the receiving Party will provide prompt written notice (if lawful) and cooperate, at the disclosing Party’s reasonable expense, to seek a protective order or other confidential treatment.

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6.4       Return/Destruction. Upon request or termination, the receiving Party will promptly return or securely destroy all Confidential Information, including copies and derivatives, except for one archival copy maintained solely for legal, regulatory, or bona fide compliance purposes, which remains subject to this Section.

7.	Intellectual Property; Work Product

7.1       Work Product. To the fullest extent permitted by applicable law, all deliverables, inventions, developments, works of authorship, discoveries, designs, processes, software, code, documentation, data, reports, analyses, and other materials or results that are conceived, created, developed, authored, or reduced to practice by Contractor, solely or jointly, in connection with or arising out of the Services or using Company Confidential Information, Company materials, or Company systems (collectively, “Work Product”), are and will be the sole and exclusive property of Company. If any Work Product does not qualify as a work made for hire or if ownership does not otherwise vest in Company by operation of law, Contractor hereby irrevocably assigns, transfers, and conveys to Company all right, title, and interest in and to such Work Product, including all associated intellectual property and proprietary rights, effective upon creation. Contractor will execute, both during and after the Term, any documents and take any further actions reasonably requested by Company to evidence, perfect, or enforce Company’s rights in the Work Product. These obligations survive the expiration or termination of this Agreement and any termination of Contractor’s employment or other relationship with Company or any affiliate, and are cumulative of, and do not limit, any prior invention assignment, confidentiality, or proprietary rights agreement signed by Contractor.

7.2       Contractor Materials. Contractor retains ownership of pre-existing materials, tools, and know-how developed independently of the Services and without use of Company Confidential Information or Company systems (“Contractor Materials”). To the extent any Contractor Materials are incorporated into or necessary for use of the Work Product, Contractor hereby grants Company a perpetual, irrevocable, worldwide, royalty-free, fully paid-up, transferable, sublicensable license to use, reproduce, modify, distribute, display, perform, and otherwise exploit such Contractor Materials solely as part of or in connection with the Work Product and Company’s business. Contractor further represents that Contractor has the right to grant this license and that the Contractor Materials do not materially impair Company’s ownership or use of the Work Product.

7.3       Further Assurances. Contractor will execute documents and do all things reasonably necessary to confirm, perfect, or enforce Company’s rights in the Work Product, including after termination of this Agreement or any employment or contractor relationship.

7.4       Invention Assignment (Pre- and Post-Term Developments) - Extends to post-term developments derived from Company Confidential Information or Work Product.

7.5       Prior Agreements; Continuing Effect – Contractor confirms that any prior IP assignment or proprietary rights agreement with Health in Tech, Inc. remains in full force and is incorporated by reference.

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8.	Compliance; Insurance

8.1       Compliance with Laws. Contractor will comply with applicable laws, including data protection, anti-bribery, and export controls.

8.2       Insurance. During the Term, Contractor will maintain: (a) Commercial General Liability $1,000,000 per occurrence; (b) Professional Liability/Errors & Omissions $1,000,000 per claim; and (c) Workers’ Compensation as required for Contractor’s employees (if any). Certificates are to be provided upon request.

9.	Representations and Warranties; Covenants

9.1       By Contractor. Contractor represents that: (a) the Services will be performed in a professional and workmanlike manner, consistent with applicable industry standards and this Agreement; (b) the deliverables and Work Product, to the best of Contractor’s knowledge after reasonable inquiry, will not infringe, misappropriate, or otherwise violate any third party’s intellectual property or other proprietary rights; (c) entering into and performing this Agreement does not and will not breach any obligation owed by Contractor to any third party; and (d) Contractor will provide, at Contractor’s expense, all equipment, software, connectivity, and other tools reasonably necessary to perform the Services, except for any systems, credentials, hardware, software, or tools expressly provided by Company. Contractor’s obligations under this Section survive termination or expiration of this Agreement.

9.2       By Company. Company represents it has authority to enter this Agreement and to provide access to information and personnel reasonably necessary for the Services.

10.	Use and Protection of Confidential Information.

10.1    During the Term and at all times thereafter. Contractor will use Company Confidential Information solely as necessary to perform the Services and to exercise Contractor’s rights and perform Contractor’s obligations under this Agreement. Contractor will not use, disclose, or permit the use or disclosure of Company Confidential Information for the benefit of Contractor or any third party, or in a manner adverse to Company, except as expressly permitted by this Agreement. Nothing in this Section prohibits Contractor from using general skills, knowledge, and experience retained in unaided memory, provided that Contractor does not use or disclose Company Confidential Information.

10.2    Survival. Contractor’s obligations under Section 10.4 survive the expiration or termination of this Agreement for so long as the relevant information remains Confidential Information under Section 6.1, and to the extent disclosure is compelled by law, Section 6.3 applies. This Section is intended to protect confidential information and trade secrets.

11.	Immunity for Certain Limited Disclosures; Permitted Disclosures. Contractor acknowledges that Contractor has been notified in accordance with the federal Defend Trade Secrets Act (18 U.S. Code § 1833(b)(1)) that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement prohibits Contractor from (i) communicating with Contractor’s attorneys; (ii) making any statement or disclosure required by law; (iii) reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, including, without limitation, filing a charge or complaint with, or participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body, or any self-regulatory organization, and (iv) making disclosures under the whistleblower provisions of federal, state, or local law or regulation.

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12.	Indemnification; Limitation of Liability

12.1    Contractor Indemnity. Contractor will defend, indemnify, and hold Company harmless from third-party claims to the extent arising from: (a) Contractor’s breach of this Agreement; (b) Intellectual property infringement by deliverables (excluding Company materials); (c) failure to pay taxes or required withholdings for Contractor’s personnel; or (d) gross negligence or willful misconduct.

12.2    Company Indemnity. Company will defend, indemnify, and hold Contractor harmless from third-party claims to the extent arising from: (a) Company’s breach of this Agreement; (b) materials or instructions provided by Company; or (c) gross negligence or willful misconduct by Company.

12.3    Limitation of Liability. EXCEPT FOR (i) CONFIDENTIALITY BREACH, (ii) INTELLECTUAL PROPERTY INFRINGEMENT, OR (iii) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES. Aggregate liability is capped at the fees paid or payable in the 12 months preceding the claim, except for unpaid fees and indemnified amounts.

13.	Dispute Resolution; Equitable Relief

13.1    Good-Faith Resolution. The Parties will escalate disputes to senior representatives and negotiate in good faith for at least 15 days before arbitration or litigation.

13.2    Arbitration. Any dispute not resolved under 13.1 will be finally resolved by confidential arbitration administered by AAA under its Commercial Rules by a single arbitrator seated in Stuart, Florida. Judgment on the award may be entered in any court of competent jurisdiction.

13.3    Injunctive Relief. A Party may seek temporary or permanent injunctive relief in court to protect Confidential Information or intellectual property.

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14.	Notices

14.1    Notices must be in writing and delivered by hand, reputable courier, or email (with confirmation), to the addresses on the signature page or as later designated.

15.	Miscellaneous

15.1    Assignment. Neither Party may assign this Agreement without the other’s prior written consent, except to a successor in interest by merger, reorganization, or sale of substantially all assets.

15.2    Entire Agreement; Order of Precedence. This Agreement, including Exhibit A, is the entire agreement and supersedes prior discussions. In case of conflict, the main body of this Agreement controls over Exhibit A unless expressly stated otherwise.

15.3    Amendments; Waivers. Amendments and waivers must be signed in writing. A failure to enforce is not a waiver.

15.4    Severability. If any provision is unenforceable, it will be modified to the minimum extent necessary to be enforceable; the remainder remains in effect.

15.5    Governing Law; Venue. This Agreement is governed by the laws of the State of Florida, without regard to conflicts principles. Exclusive venue for any court proceedings is in the state or federal courts located in Martin County, Florida, subject to Section 12.

15.6    Counterparts; Electronic Signatures. This Agreement may be executed in counterparts and by electronic signatures, each deemed an original.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

HITCHAIN INC.	PLANTHOLT ADVISORY GROUP LLC

/s/ Tim Johnson	/s/ Dustin Plantholt	4/27/2026
By: Tim Johnson	By: Dustin Plantholt, as Authorized
Title: CEO	Representative of Plantholt Advisory Group LLC
Date: May 1, 2026	Title: Manager
Date: May 1, 2026

Notices to:

HITCHAIN INC.	Plantholt Advisory Group LLC
701 S Colorado Ave, Suite 1,	116 English Run Circle
Stuart, FL 34994	Sparks, MD 21152